EXHIBIT 99.1

                   University of Dusseldorf Orders
                BSD-2000/3D/MR Cancer Treatment System


    SALT LAKE CITY--(BUSINESS WIRE)--Sept. 13, 2007--BSD Medical Corp. (AMEX: BSM) today announced that it has received an order for a new BSD-2000/3D/MR system to be installed at the University of Dusseldorf. This purchase was made possible by a multi-million Euro donation from the Parents' Initiative Pediatric Cancer Clinic.

    For more than 10 years the Dusseldorf pediatric oncology department has pioneered the application of hyperthermia therapy for treating children's cancers using a standard BSD-2000 for the treatment of soft tissue sarcomas and germ cell tumors. The objectives in using hyperthermia therapy to treat children are: "(1) improvement of local tumor control, (2) avoidance of mutilating surgery and (3) improvement of survival," according to Rudiger Wessalowski, Associate Professor at the Clinic of Pediatric Oncology and head of the university's hyperthermia program. Prof. Wessalowski has noted that for certain children's cancers, standard therapies are often not effective, and relapse therapy is often not effective or available. "This is why young patients from all over Germany and from clinics abroad are transferred to the Dusseldorf center," according to a press release issued by the university clinic.

    The new BSD-2000/3D/MR system further enhances the treatment capacity of the clinic and integrates a BSD-2000/3D Deep Regional Hyperthermia System with a Siemens Magnetom Avanto Magnetic Resonance Imaging (MRI) unit. The system is a joint effort in cooperation with Siemens Medical Solutions. "What makes this unit special is the combination of MRI with a device for administering thermal therapy to the tumor region. This new unit allows a precise imaging of the diseased, affected tissue as well as the neighboring healthy tissue--even in children with small tumors," according to a related press release by the Dusseldorf University Medical School.

    The Heinrich Heine University of Dusseldorf is named after the German poet and political thinker, Heinrich Heine, who was born in Dusseldorf in 1797. With an enrollment of over 18,000, the university offers faculties of law, medicine, philosophy, mathematics, natural sciences and economics.

    The order from the University of Dusseldorf is the second BSD-2000/3D/MR system in BSD Medical's current sales backlog. BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. For further information about BSD Medical and its products, visit the company's website at www.BSDMedical.com or the patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: BSD Medical Corp., Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com